                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant  /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

       /_/      Preliminary Proxy Statement

       /_/      Confidential,  for Use of the  Commission  Only (as permitted by
                Rule 14a-6(e)(2))

       /_/      Definitive Proxy Statement

       /X/      Definitive Additional Materials

       /_/      Soliciting Material Under Rule 14a-12

                             COMPUTER HORIZONS CORP.
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                (Name of Registrant as Specified in Its Charter)

                      CRESCENDO PARTNERS II L.P., SERIES R
                          CRESCENDO INVESTMENTS II, LLC
                                 ERIC ROSENFELD
                         F. ANNETTE SCOTT FLORIDA TRUST
                         RICHARD L. SCOTT FLORIDA TRUST
                     SCOTT FAMILY FLORIDA PARTNERSHIP TRUST
                       RICHARD L. SCOTT INVESTMENTS, LLC
                                RICHARD L. SCOTT
                                STEPHEN T. BRAUN
                                 KARL L. MEYER
                               ROBERT F. WALTERS
                                 FRANK J. TANKI
                                WILLEM VAN RIJN
                   THE COMPUTER HORIZONS FULL VALUE COMMITTEE
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   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/    No fee required.

     /_/    Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
            0-11.

     (1)    Title of each class of securities to which transaction applies:

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     (2)    Aggregate number of securities to which transaction applies:

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     (3)    Per unit price or other  underlying  value of  transaction  computed pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)    Proposed maximum aggregate value of transaction:

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     (5)    Total fee paid:

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     /_/    Fee paid previously with preliminary materials:

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     /_/    Check box if any part of the fee is offset as  provided  by Exchange
Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)    Amount previously paid:

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                                       -2-

          The Computer Horizons Full Value Committee (the "Committee"), together with the other participants named herein, is filing materials  contained in this
Schedule 14A with the Securities and Exchange  Commission  ("SEC") in connection with the  solicitation  of proxies to remove and replace the  existing  Board of
Directors of Computer  Horizons Corp.  (the  "Company") at a special  meeting of shareholders scheduled to be held on October 11, 2005.

          Item 1: On October 5, 2005, the Committee  issued the following  press release.

NEWS RELEASE

FOR IMMEDIATE RELEASE

             THE COMPUTER HORIZONS FULL VALUE COMMITTEE ISSUES OPEN
                             LETTER TO SHAREHOLDERS

      THE COMMITTEE ENCOURAGES SHAREHOLDERS TO VOTE "FOR" A NEW INDEPENDENT
      BOARD WITH CREDIBILITY AND STRONG TRACK RECORD OF CREATING VALUE FOR
                                  SHAREHOLDERS

NEW YORK, NY, OCTOBER 5, 2005 - The Computer Horizons Full Value Committee today issued the following letter to shareholders of Computer Horizons Corp.  (NASDAQ:
CHRZ)  urging  them to vote  "FOR" the  Committee's  proposals  to  replace  the incumbent board with new directors  experienced in creating shareholder value by voting the BLUE proxy card before the special meeting of shareholders  scheduled for October 11, 2005.

Dear Fellow Computer Horizons Shareholder:

     There  are  only  a  few  days  remaining  until  the  special  meeting  of shareholders  scheduled for October 11, 2005. At this important meeting, you are being asked to make a choice between the current  board,  which has an ownership interest of less than 1% in  Computer  Horizons or a new  independent  board,  a member of which owns more than 7.6% of Computer Horizons' stock. We believe that our campaign has already been effective in creating value for all  shareholders.
We believe that the current board hired an investment bank to explore  strategic alternatives and announced that it will implement  additional cost reductions as a direct  result  of our  activism.  Our job is not done yet.  Remember,  if the incumbent  board were to be re-elected  the pressure on the  directors  would be lifted and they could very well revert to their  previous ways. We are wary that the current board will not make the best decisions for maximizing  value for all shareholders.  This is the same board that recommended that shareholders approve a merger with Analysts International. GIVEN THEIR TRACK RECORD, WE ARE CONCERNED
THAT THE BOARD'S OWN INTERESTS MAY INHIBIT THE NEW FINANCIAL  ADVISOR FROM FULLY
AND DILIGENTLY EXPLORING ALL STRATEGIC ALTERNATIVES.

     Ultimately, this election comes down to the issue of credibility and who is better suited to creating  shareholder value. We encourage all shareholders,  no matter  how few  shares  they may own,  to vote the BLUE  proxy  card  "FOR" our accomplished  nominees  who  will  be  dedicated  to  maximizing  value  for ALL shareholders.

WHOM SHOULD YOU TRUST?

Over the past several years, the current board has made poor decisions that have resulted in the desttruction of shareholder value:

     o    Do you trust a board that spent significant time and shareholder money recommending  and fighting for the Analysts merger, a merger where ISS recognized  that,  "...given  the  viewpoint  that  CHRZ  shares  were
          undervalued,   participating  in  a  stock  transaction   resulted  in
          substantial dilution of the existing CHRZ shareholders"?
     o    Do you trust a board that NOW admits that its shares were  undervalued and were not adequately  considered in the Analysts deal? As ISS notes
          "...the company agreed that CHRZ shares are undervalued, enhancing the implied value transfer caused by the high exchange ratio" and "...with hindsight,  the company has questioned some of the financial  analysis prepared by their advisors and the associated advice."
     o    Do you trust a board that  spent  $6.4  million in order to reject the
          $5.00  Aquent  bid  approximately  two years  ago and whose  stock has floundered significantly below that level since then?
     o    Do you trust a board that has deviated from its  articulated  strategy for improving  shareholder  value? As ISS states "...we concluded that the transaction  represented a `detour' from the company's core stated
          strategy  and  that  the   transaction   favored   ANLY   shareholders
          disproportionately."
     o    Do you  trust a board  that has led the  Company  during  a period  of
          dismal   financial   performance  and  has  overseen  the  erosion  of
          shareholder value?
     o    Do you trust a board that has less than 1% outright  ownership  in the
          Company and, as a result, does not have the same incentive to maximize value for shareholders as we do?

OUR NOMINEES WILL BE FOCUSED ON ONE THING - MAXIMIZING SHAREHOLDER VALUE

     o    Eric  Rosenfeld,  one of our  nominees,  led  the  fight  against  the proposed  merger with  Analysts  International,  recognizing  that its consummation would likely have a damaging impact on shareholder value.
     o    Our nominees have considerable  experience  implementing strategies in the information  technology  industry and other industries,  which has led to the creation of significant shareholder value.
     o    One of our  proposed  nominees  beneficially  owns  7.6%  of  Computer
          Horizons'  shares  and  the  nominees  plan  to  implement  a  minimal ownership threshold for board members.
     o    Our nominees  have a plan and are  committed to exploring  ALL options for Computer  Horizons.  This  includes  focusing on the higher margin business  segments  (Chimes,  Federal) and  maximizing  the  Company's profitability by reducing costs (a strategy that the Company claims to have adopted  during this proxy  contest) while at the same time fully exploring all other  alternatives  available to the Company  including selling the Company,  divesting  or spinning off assets,  and/or using excess cash to repurchase shares.

     With  little  time  remaining   until  our  critical   special  meeting  of
shareholders,  we hope you will agree with us that a return to the status quo is not a viable  option.  We encourage you to join us in our campaign for change at

Computer  Horizons by voting FOR a new group of directors  who are  committed to enhancing shareholder value. VOTE THE BLUE PROXY CARD TODAY.

     PLEASE DISCARD ANY PROXY  MATERIALS YOU MAY RECEIVE FROM COMPUTER  HORIZONS
AND VOTE ONLY THE BLUE PROXY CARD THAT YOU SHOULD  HAVE  ALREADY  RECEIVED.  AND
REMEMBER,  YOU CAN  STILL  CHANGE  YOUR  VOTE  EVEN IF YOU  HAVE  ALREADY  VOTED
MANAGEMENT'S  PROXY  CARD BY  RETURNING  YOUR BLUE  PROXY CARD - ONLY THE LATEST
DATED PROXY CARD YOU RETURN WILL BE COUNTED.

     If you have any  questions,  or need  assistance  in filling  out your BLUE proxy card, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

                                Sincerely,
                                /s/ Eric Rosenfeld
                                Eric Rosenfeld
                                The Computer Horizons Full Value Committee

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

The Computer Horizons Full Value Committee (the "Committee"),  together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement and accompanying  proxy card to be used to solicit votes to remove and  replace  the  Company's  existing  Board of  Directors  at a special meeting of  shareholders  scheduled to be held on October 11, 2005 (the "Special
Meeting").

THE  COMMITTEE  ADVISES  ALL  SHAREHOLDERS  OF THE  COMPANY  TO READ  THE  PROXY
STATEMENT  AND OTHER PROXY  MATERIALS  RELATING  TO THE SPECIAL  MEETING AS THEY
BECOME  AVAILABLE  BECAUSE  THEY  CONTAIN  IMPORTANT  INFORMATION.   SUCH  PROXY
MATERIALS   ARE   AVAILABLE   AT  NO   CHARGE   ON  THE   SEC'S   WEB   SITE  AT
HTTP://WWW.SEC.GOV.  IN ADDITION,  THE  PARTICIPANTS  IN THE  SOLICITATION  WILL
PROVIDE COPIES OF THE PROXY MATERIALS,  WITHOUT CHARGE,  UPON REQUEST.  REQUESTS
FOR COPIES SHOULD BE DIRECTED TO THE  PARTICIPANTS'  PROXY SOLICITOR,  MACKENZIE
PARTNERS,  INC.,  AT ITS  TOLL-FREE  NUMBER:  (800)  322-2885  OR BY E-MAIL  AT:
PROXY@MACKENZIEPARTNERS.COM.

THE  PARTICIPANTS  IN THE PROXY  SOLICITATION  ARE  CRESCENDO  PARTNERS II L.P.,
SERIES R,  CRESCENDO  INVESTMENTS  II, LLC,  ERIC  ROSENFELD,  F. ANNETTE  SCOTT
FLORIDA TRUST,  RICHARD L. SCOTT FLORIDA TRUST, SCOTT FAMILY FLORIDA PARTNERSHIP
TRUST,  RICHARD L. SCOTT INVESTMENTS,  LLC, RICHARD L. SCOTT,  STEPHEN T. BRAUN,

KARL L.  MEYER,  ROBERT F.  WALTERS,  FRANK J.  TANKI,  WILLEM  VAN RIJN AND THE
COMPUTER  HORIZONS  FULL  VALUE  COMMITTEE  (THE  "PARTICIPANTS").   INFORMATION
REGARDING THE PARTICIPANTS  AND THEIR DIRECT OR INDIRECT  INTERESTS IS AVAILABLE
IN  THEIR  SCHEDULE  13D  JOINTLY  FILED  WITH  THE SEC ON  JULY  22,  2005,  AS
SUBSEQUENTLY AMENDED ON JULY 27, 2005, AUGUST 19, 2005 AND SEPTEMBER 2, 2005.